QuickLinks -- Click here to rapidly navigate through this document

Exhibit 15.1

NOTICE OF CALL

NOTICE OF
ORDINARY
MEETING
OF SHAREHOLDERS

April 29, 2009

Proxy Statement

NOTICE OF CALL

NOTICE OF
ORDINARY
MEETING
OF SHAREHOLDERS

April 29, 2009
Proxy Statement

Registered Offices in Milan (Italy), Via C. Cantù, 2
Paid in Capital Stock,
Euro 27,809,887.98
Fiscal Code and Companies Register no. 00891030272 Vat No. 10182640150

NOTICE OF CALL
ORDINARY MEETING OF SHAREHOLDERS

        The shareholders of Luxottica Group S.p.A. (the "Company") are hereby convened for an ordinary meeting of shareholders to be held on April 29, 2009, at 11:00 a.m. at the registered office of the Company, Via C. Cantù 2, in Milan, Italy on first call, and on April 30, 2009, at the same time and same place on second call, to consider the following:

AGENDA

        Consideration of resolutions relating to:

1.
The approval of the Company's Statutory Financial Statements for the year ended December 31, 2008;

2.
The allocation of net income;

3.
The appointment of the Board of Directors, determination of the number of its members and determination of their compensation; and

4.
The appointment of the Board of Statutory Auditors and determination of their compensation.

        Pursuant to the By-Laws and in accordance with article 2370 of the Italian Civil Code, in order to attend the meeting, shareholders must deposit, at least two business days prior to the date of the meeting, the appropriate certification issued by the relevant authorized intermediaries attesting to their right to exercise shareholder rights. Given the share capital structure of the Company as well as our experience from past meetings, we believe it is likely that the ordinary meeting will take place on the date of the first call.

        The appointment of directors will take place pursuant to the voting list system set forth in article 17 of the By-Laws.

        The appointment of the statutory auditors will take place pursuant to the voting list system set forth in article 27 of the By-Laws.

        The Board of Directors report regarding the Agenda and the relevant documentation relating to the items on the Agenda shall be filed at the Company's registered office and with Borsa Italiana S.p.A. as provided by Italian law. Such documentation will also be available on the Company's website: www.luxottica.com.

        The holders of the Company's American Depositary Shares listed on the New York Stock Exchange, each representing the right to receive one Ordinary Share, who wish to attend the meeting personally, should contact Deutsche Bank Trust Company Americas, 60 Wall Street, New York, New York 10005 (attn. Daniel Belean, Corporate Actions Department, Tel. (+1) 212.250.6612, Fax: (+1) 212.797.0327) at least fifteen days prior to the date of the meeting, in order to be informed about the requirements to be fulfilled to attend and to vote at the meeting.

Milan, March 12, 2009	LUXOTTICA GROUP S.p.A. for the Board of Directors Mr. Leonardo Del Vecchio Chairman

PROXY STATEMENT

Dear Holder of American Depositary Shares,

        The Board of Directors of Luxottica Group S.p.A. (the "Company") has convened the shareholders for an ordinary meeting, to be held on April 29, 2009, on first call, or, failing the attendance of the required quorum, on April 30, 2009, on second call, in either case at 11:00 a.m., at the registered office of the Company at Via C. Cantù 2, in Milan, Italy. The Agenda of the meeting is as follows:

Ordinary meeting:

  Consideration of resolutions relating to the:

  (1)
  approval of the Company's Statutory Financial Statements for the year ended December 31, 2008;

  (2)
  allocation of net income, in part to the legal reserve, in part to a non-distributable reserve and in part to the extraordinary reserve;

  (3)
  appointment of the Board of Directors for a three-year term from 2009 to 2011, determination of the number of its members and determination of their compensation; and

  (4)
  appointment of the Board of Statutory Auditors and determination of their compensation for a three-year term from 2009 to 2011.

        By this proxy statement and the attached documentation, the Board of Directors of the Company (the "Board") wishes to provide you with details of the resolutions which the Board or the Chairman of the meeting, as the case may be, shall present on the above issues, in the order in which such resolutions will be submitted to the meeting, with a view to enabling you to cast your vote on these resolutions as described below, subject to the terms and conditions described in this proxy statement.

        On the matters to be considered at an ordinary meeting of shareholders, each ordinary share shall be entitled to one vote and all holders of the ordinary shares of the Company (the "Ordinary Shares") shall vote together as a single class. The presence, in person or by proxy, of at least 50% of the voting power represented by outstanding Ordinary Shares entitled to vote as of the date of the meeting on first call will constitute a quorum for the approval of resolutions at the meeting. The affirmative vote of the holders of a majority of the Ordinary Shares entitled to vote at the meeting is required to approve the resolutions relating to each item in the Agenda at an ordinary meeting of shareholders. For a meeting held on second call, there is no quorum requirement and the resolutions may be adopted by the majority of the Ordinary Shares entitled to vote at the meeting.

        As of the close of business on the date hereof, Mr. Leonardo Del Vecchio, the Chairman of the Company, has the power to vote 314,403,339 Ordinary Shares, or approximately 67.8% of the outstanding Ordinary Shares. These shares are held through Delfin S.a.r.l., a company established and controlled by Mr. Del Vecchio, who holds the voting power for the shares held by such entity. Such voting power enables Mr. Del Vecchio, without any additional votes, to control the approval of the resolutions to be submitted at the meeting, except with respect to matters pertaining to the rights of minority stockholders pursuant to articles 17 and 27 of By-Laws.

        Mr. Del Vecchio has advised the Company that he intends to cast all of the votes controlled by him at the ordinary meeting:

        FOR the approval of the Company's Statutory Financial Statements for the year ended December 31, 2008.

        FOR the approval of the allocation of net income in part to the legal reserve, in part to a non-distributable reserve and in part to the extraordinary reserve.

        FOR the list of directors presented by Delfin S.a.r.l., provided that the directors will be appointed pursuant to the voting list system set out in article 17 of the Company By-Laws.

        FOR the approval of the compensation for the Board of Directors proposed by Delfin S.a.r.l.

        FOR the list of Statutory Auditors presented by Delfin S.a.r.l., provided that the Statutory Auditors will be appointed pursuant to the voting list system set out in article 27 of the Company By-Laws.

        FOR the approval of the compensation for the Board of Statutory Auditors proposed by Delfin S.a.r.l.

* * *

        Set forth below is a description of the matters that will be submitted for approval at the ordinary meeting:

1.  COMPANY'S STATUTORY FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2008

        Under Italian law, a statement of the Company's assets and liabilities prepared on an unconsolidated basis as of the last day of its most recently completed fiscal year in accordance with certain statutory accounting requirements (the "Statutory Financial Statements") according to the International Financial Reporting Standards principles ("IFRS") must be approved by shareholders at an ordinary meeting of shareholders.

        Under Italian law, the Statutory Financial Statements are submitted for approval by the holders of Ordinary Shares. Once approved by the holders of Ordinary Shares, the Statutory Financial Statements must be filed with the Company's Register kept by the Chamber of Commerce in Milan.

        The Company does not believe that its Statutory Financial Statements are as meaningful a statement of the Company's overall financial condition as that set forth in the consolidated financial statements of the Company referred to below. Accordingly, the Statutory Financial Statements are not being distributed to the holders of ADSs and such holders who will not attend the meeting personally are not being asked to direct the vote of the deposited Ordinary Shares, by mail, with respect to such Statutory Financial Statements. Nevertheless, the holders of ADSs who will attend the meeting personally and, upon fulfillment of the conditions described below are granted the right to vote thereat, shall be entitled to direct their vote for the approval of the Statutory Financial Statements. A copy of the Statutory Financial Statements, together with the reports of the Board of Directors, the Board of Statutory Auditors and the Company's Independent Registered Public Accounting Firm, as filed at the Company's registered office, shall be available on April 14, 2009, at least fifteen days before the date of the ordinary meeting on first call, and may be obtained without charge by any holder of ADSs. Requests for copies of the Statutory Financial Statements and such reports should be sent to, or requested by telephone from, the Company's registered office, Via C. Cantù 2, 20123 Milan, Italy, Tel. +39 02 8633 4069, Fax. +39 02 8633 4092. Such documentation may be obtained also from the Company's website www.luxottica.com.

        Copies of the Statutory Financial Statements and such reports also will be available at the ordinary meeting.

        The consolidated financial statements reflect the activity of the Company and of the group of companies owned, directly or indirectly, by the Company. The consolidated financial statements as of and for the fiscal year ending December 31, 2008 were prepared in accordance with IFRS and in accordance with United States generally accepted accounting principles ("U.S. GAAP") and in each case were audited by Deloitte & Touche S.p.A., an Independent Registered Public Accounting Firm, as stated in their report thereon (together, the "Consolidated Financial Statements").

        Copies of the Consolidated Financial Statements and the reports thereon will be available at the ordinary meeting. However, no resolution of the shareholders approving the Consolidated Financial Statements is required and, accordingly, the Board will not ask the stockholders to vote thereon.

2.  ALLOCATION OF NET INCOME

        The holders of Ordinary Shares shall be requested to approve the proposed allocation of net income on an unconsolidated basis, equal, as of December 31, 2008, to EUR 111,863,726.

        The Board of Directors approved and deemed it to be in the best interests of the Company not to distribute dividends out of its net income.

        Therefore the net income will be:

  –
  in part set aside to the legal reserve, in an amount such that the total legal reserve shall equal at least one fifth of nominal value of the Company's issued share capital on the day of the ordinary meeting;

  –
  in part set aside, pursuant to article 2426, paragraph 8bis of the Italian Civil Code, to a non-distributable reserve in an amount of EUR 23,043, as the amount is due to income from exchange rate gains; and

  –
  for the remaining amount after the above-mentioned allocations, allocated to the extraordinary reserve.

        Under Italian law, an amount equal to 5% of net income of the Company on an unconsolidated basis for such year must be set aside to the Company's legal reserve until the total legal reserve equals at least one-fifth of the nominal value of the company's issued share capital. Based on the issued share capital of the Company as of February 28, 2009, the amount of net income that shall be set aside to the legal reserve is EUR 7,168.

        Please note that the amount mentioned above and the amount set aside to the extraordinary reserve could be subject to modification due to the issuance of additional Ordinary Shares as a consequence of the exercise of stock options by employees. In this case, assuming that all stock option beneficiaries exercised all their vested options by the date of the ordinary meeting, as of the date of the ordinary meeting the Company would have 470,301,833 Ordinary Shares issued and the amount of net income that should be set aside to the legal reserve would increase to EUR 88,812.2.

3.  APPOINTMENT OF THE BOARD OF DIRECTORS, DETERMINATION OF THE NUMBER OF ITS MEMBERS AND DETERMINATION OF THEIR COMPENSATION

        With the approval of the 2008 Statutory Financial Statements, the current Board of Directors' term will expire. Therefore, the ordinary meeting is invited to proceed, in accordance with the voting list system set forth in article 17 of the By-Laws, to appoint a new Board of Directors. Members of such Board of Directors shall hold their office until the approval of the Company's Statutory Financial Statements as of and for the year ended December 31, 2011.

        Specifically, the ordinary meeting shall: i) determine the number of Board members; ii) appoint the directors; and iii) determine their compensation for the three-year term.

        The Board of Directors, composed, in accordance with the By-Laws, of not less than five and not more than fifteen directors, shall be appointed by the stockholders at the ordinary meeting on the basis of lists presented by stockholders pursuant to the procedures indicated hereinafter.

        A list for the appointment of directors can be presented only by those stockholders who, at the time of the presentation of the list, hold an interest at least equal to 1% of the share capital of the Company, as established by Consob (the public authority responsible for regulating the Italian securities market), pursuant to article 147ter subparagraph 1 legislative decree 58/98. Each stockholder may not submit or contribute to submitting, by means of trust or proxy, more than one list.

        The lists shall set forth not more than fifteen candidates, listed in descending numerical order.

        Pursuant to article 147ter, subparagraph 4, legislative decree no. 58/1998, at least one director, or in the event the Board is composed of more than seven members, then at least two directors, must fulfill the necessary requirements to be considered "independent" (hereinafter "Independent Director in accordance with article 147ter").

        The following persons may not be considered as an Independent Director in accordance with article 147ter:

  a)
  persons meeting the criteria referred to in Article 2382 of the Italian Civil Code ("A person being in any of the following situations may not be elected as director, and, if elected, shall forfeit the office: being interdicted (legally prohibited), disabled, insolvent or who has been condemned to a sentence that, even temporarily, enforces the interdiction from public offices or inability to perform executive tasks.");

  b)
  spouses, relatives and the like up to the fourth degree of kinship of the directors of the company, spouses, relatives and the like up to the fourth degree of kinship of the directors of the companies it controls, the companies it is controlled by and those subject to common control; or

  c)
  persons who are affiliated with the company, the companies it controls, the companies it is controlled by and those subject to common control or to directors of the company or persons referred to in subparagraph b) by self-employment or employee relationships or by other relationships of an economic or professional nature that might compromise their independence.

        The lists, signed by the stockholder or stockholders submitting them, together with the professional resumes of the candidates, shall be filed at the registered office of the Company at least fifteen days prior to the first call for an ordinary meeting, together with a certification from which title to the interest in the Ordinary Shares can be inferred. Within the same time period mentioned above, each candidate shall file a statement declaring that he/she accepts his/her candidacy, confirming, under his/her own responsibility, that there are no grounds in accordance with law or regulation for his/her ineligibility or incompatibility and that he/she meets any requirements prescribed in the respective lists.

        Each list shall contain, and expressly name within the first seven candidates named in the list, at least one Independent Director in accordance with article 147ter, but if the list is composed of more than seven candidates, such list shall contain and expressly name a second Independent Director in accordance with article 147ter. If appropriate, each list may also expressly name directors having the requirements of independence as provided for by the codes of conduct drawn up by companies managing regulated markets or industry associations.

        No candidate may appear on more than one list, subject to ineligibility.

        At the end of the voting, the candidates from the two lists that have obtained the highest number of votes will be elected, according to the following criteria:

  (a)
  all members of the Board, up to the number of members of the Board previously determined by the ordinary meeting less one, will be elected from the list which obtains the most votes (hereinafter, "Majority List").

    Such candidates will be appointed in the numerical order they appear on the list.

  (b)
  One director shall be the candidate listed first on the list which has obtained the second highest number of votes and who is not related to or affiliated with, even indirectly, the stockholders who have presented or voted for the Majority List according to the applicable provisions (hereinafter, "Minority List"). However, if, for a board composed of no more than seven members, an Independent Director in accordance with article 147ter is not elected from the Majority List or, in the event the board is composed of more than seven members, only one Independent Director in accordance with article 147ter has been appointed, then the first

    Independent Director in accordance with article 147ter indicated in the Minority List shall be elected instead of the first candidate indicated in the Majority List.

    The lists which have not reached a percentage of votes at least equal to half of that requested for the presentation of the same shall not be considered.

    The first candidate listed on the Majority List will be appointed as Chairman of the Board of Directors.

        In the event of a tie with respect to the top two lists, the ordinary meeting will proceed to take a new vote on only the top two lists.

        If only one list was submitted, the ordinary meeting will cast its votes on it and, if the list receives a simple majority of votes, the candidates listed in descending numerical order will be elected as directors, until the requisite number, as determined by the ordinary meeting, is reached, subject to the obligation of the ordinary meeting to appoint a minimum number of Independent Directors in accordance with article 147ter. The candidate listed first on the Majority List will be elected as Chairman of the Board of Directors.

        If there are no lists, the Board of Directors will be appointed by the ordinary meeting with such majorities as required by law.

        At the ordinary meeting, the stockholders shall also approve the directors' compensation for the whole three-year term.

        The list of the candidates shall be made public by the Company on its website www.luxottica.com, at least 10 days before the date of the ordinary meeting on first call, in accordance with the terms and modalities established by the regulations in force. The lists received by the Company shall be given a letter in the order of receipt of such list to more easily allow each list to be identified and distinguished for proxy voting purposes. The letters assigned to each list have no legal or other meaning.

        By letter dated March 19, 2009, the majority stockholder of the Company, Delfin S.a.r.l., presented its list to the Company. The Company has received no other lists as of the date hereof. The Company has assigned this list letter "A" on its website.

        Delfin S.a.r.l.:

i)
proposed to set the number of directors on the Luxottica Group S.p.A. Board of Directors at 15, such directors to serve until the approval of the Luxottica Group S.p.A. financial statements as of and for the period ending December 31, 2011, or, in the event no minority list is presented, to set the number of directors of the Board of Directors of the Company at 14;

ii)
presented, in accordance with article 17 of the Company By-Laws, the following list of candidates for appointment:

1.     Leonardo Del Vecchio born in Milan on May 22, 1935

        Company founder and Chairman of the Board of Directors of the Company since its establishment. In 1986, the President of the Republic of Italy conferred on Mr. Del Vecchio the honor of Cavaliere dell'Ordine al "Merito del Lavoro" (Knight of the Order for Labor Merit). In May 1995, he received an honorary degree in Business Administration from the Venice Ca' Foscari University. In 1999, he received a Master "honoris causa" in International Business from MIB- Management School in Trieste, and in 2002, he received an honorary degree in Managerial Engineering from the University of Udine. In March 2006, Mr. Del Vecchio received another honorary degree in Materials Engineering from Politecnico of Milan. He is a member of the Board of Directors of Assicurazioni Generali S.p.A., of Beni Stabili S.p.A., of GiVi Holding S.p.A., of Gianni Versace S.p.A.; he is Vice Chairman of the Surveillance Committee of Fonciere des Regions and a member of the Board of Directors of Delfin S.a.r.l., Aterno S.a.r.l. and of Luxottica UK.

2.     Luigi Francavilla born in Palagianello (Taranto) on June 12, 1937

        Luigi Francavilla joined the Group in 1968, has been Deputy Chairman since 1981 and is the Group Product and Design Director. In addition, he is Chairman of Luxottica S.r.l., one of the major subsidiary companies of the Company. From 1972 to 1977, Mr. Francavilla was General Manager of Luxottica S.r.l. and, from 1969 to 1971, he served as Technical General Manager of Luxottica S.r.l. In April 2000, he received an honorary degree in Business Administration from Constantinian University. Mr. Francavilla is also a member of the Board of Directors of the Belluno branch of the Bank of Italy.

3.     Andrea Guerra born in Milan on May 26, 1965

        Mr. Guerra was appointed a director and Chief Executive Officer of the Company on July 27, 2004. Prior to joining the Company, Mr. Guerra was with Merloni Elettrodomestici since 1994, where, from 2000, he was its Chief Executive Officer. Prior to being at Merloni, Mr. Guerra worked for Marriott Italia where he became Director of Marketing. He received a degree in Business Administration from the "La Sapienza" University of Rome in 1989. Mr. Guerra is Chief Executive of Luxottica S.r.l., Chairman of OPSM Group PTY Limited, member of the Board of Directors of Luxottica U.S. Holdings Corp., LensCrafters Inc. and Oakley Inc. He is also member of the Board of Directors of Parmalat S.p.A., of Banca Nazionale del Lavoro S.p.A., of DEA Capital S.p.A.

4.     Roger Abravanel1 born in Tripoli (Libya) on July 27, 1946

        Mr. Abravanel has been a director of the Company since 2006. He worked at McKinsey & Company from 1972 until June 2006. Mr. Abravanel is also involved in international consulting projects for the high direction on strategic, organizational and operational development issues. He graduated with a degree in Engineering from the Politecnico di Milano and received a Masters in Business Administration from Insead in Fontainebleau (with High Distinctions). He is author of several studies and articles on business organization. He is a member of the Board of Directors of Teva Pharmaceutical Industries LTD, of Banca Nazionale del Lavoro S.p.A., of COFIDE S.p.A. and of Coesia S.p.A.

5.     Mario Cattaneo1 born in Genoa on July 24, 1930

        Mr. Cattaneo is emeritus professor of Corporate Finance at the Catholic University of Milan. He was a director of Eni S.p.A. from 1998 until 2005 and of Unicredito from 1999 until 2005 and Statutory Auditor of the Bank of Italy from 1991 until 1999. Mr. Cattaneo has been a Director of the Company since 2003. He is Vice Chairman of Euromobiliare Asset Management SGR S.p.A., member of the Board of Directors of Bracco S.p.A. and Banca Sella Holding S.p.A., Chairman of the Board of Auditors of Italiana Assicurazioni S.p.A. and Sara Assicurazioni S.p.A., Auditor of Michelin Italiana SAMI S.p.A. and member of the Supervisory Board of UBI Banca S.C.p.A.

6.     Enrico Cavatorta born in Treviso on June 30, 1961

        Mr. Cavatorta has been a Director of the Company since 2003. He has been Chief Financial Officer since he joined the Company in 1999, and he is a director of the principal subsidiaries of the Company. Prior to joining Luxottica, Mr. Cavatorta was with Piaggio S.p.A., most recently as Group Controller, responsible for planning and control. From 1993 to 1996, Mr. Cavatorta was a consultant with McKinsey & Co., having joined the firm from Procter & Gamble Italy, where he worked from 1985 to 1993, most recently as Controller. Mr. Cavatorta graduated with the highest honors from the LUISS University in Rome with a bachelor's degree in Business Administration. He is a member of the Board of Directors of Luxottica U.S. Holdings Corp., of Luxottica S.r.l., of OPSM Group Pty Ltd, of LensCrafters Inc., of Oakley Inc., all of which belong to Luxottica Group.

7.     Roberto Chemello born in Auronzo di Cadore (Belluno) on May 24, 1954

        Mr. Chemello holds a degree in Corporate Finance from the Cà Foscari University in Venice. He joined Luxottica Group in 1979. Until 1985 he was Chief Financial Officer of the Company. Between 1985 and 2004 he was Chief Executive Officer of Luxottica Group. He then took over the position of Chief Operations Officer, which he held until July 2008, when he left all operational positions held in Luxottica Group. In 2007 he acquired the control share of Woodn S.r.l., a company that specialises in the manufacturing and marketing of wooden based composites, where he holds the position of Chairman of the Board of Directors. In 2008 he was appointed Chairman of the Board of Directors of the Chinese company Sunbow Enviromental Decoration Material Co Ltd, fully owned by Woodn S.r.l., which manufactures wooden composites for distribution both on the Chinese and on the international market. In 2008 he was appointed member of the Board of Directors of the Entrepreneurs' Association of the Belluno Province. Mr. Chemello received in 1999 the prestigious university award Cafoscarino of the Year and in 2000 he was appointed member of the Social Ombudsman of the Ca' Foscari University.

8.     Claudio Costamagna1 born in Milan on April 10, 1956

        Mr. Costamagna holds a business administration degree and has held important offices in Montedison, Citigroup and Goldman Sachs where he was for years Chairman of the Investment Banking division for Europe, the Middle East and Africa. He is currently Chairman of "CC e Soci", a financial advisory boutique he founded. Mr. Costamagna has been a Director of Luxottica Group since 2006. Mr. Costamagna is a member of the Board of Directors of Autogrill S.p.A., Bulgari S.p.A., DEA Capital S.p.A., Mandel Partners S.A., Breakingviews Ltd. He is also Chairman of the Associazione Alumni Bocconi (association of graduates from Bocconi University).

9.     Claudio Del Vecchio born in Borgo Valsugana (Trento) on February 26, 1957

        Mr. Del Vecchio, a son of Leonardo Del Vecchio, joined the Company in 1978 and has been a director of the Company since 1981. From 1979 to 1982, he managed our Italian and German distribution operations. From 1982 until 1997, he was responsible for all business operations of the Group in North America. He also serves as a Director of Luxottica U.S. Holdings Corp., a key subsidiary of Luxottica Group in North America. He is Chairman and Chief Executive Officer of Retail Brand Alliance, Inc., the owner of Brooks Brothers.

10.   Sergio Erede born in Firenze on August 14, 1940

        Mr. Erede graduated magna cum laude from the University of Milan in 1962 with a degree in jurisprudence and obtained an LL.M. from Harvard Law School in 1964. From 1965 to 1969, he was head of the legal department of IBM Italia S.p.A. Prior to such time, Mr. Erede was an attorney at the law firm of Sullivan & Cromwell from 1964 to 1965, and the law firm of Hale & Dorr from 1963 to 1964. In 1999, he founded the law firm of Bonelli, Erede & Pappalardo (which is the successor by merger to the firm of Erede e Associati), a leading firm in Italian financial transactions. Sergio Erede has been a Director of Luxottica Group since 2004. Additionally, Mr. Erede is a member of the Board of Directors of Interpump Group S.p.A., of Carraro S.p.A., of Gruppo Editoriale L'Espresso S.p.A., of Manifatture Lane Gaetano Marzotto & Figli S.p.A., of Società Italo Britannica L. Manetti—H. Roberts S.p.A., of Manuli Rubber Industries S.p.A., of Gruppo IPG Holding S.r.l. (Gruppo Interpump), of Sintonia S.A. He is Chairman of AON Italia S.p.A., Vice Chairman of the Board of Directors of Banca Nazionale del Lavoro S.p.A. and member of the Supervisory Board of Fonciere des Regions.

11.   Sabina Grossi born in Rome on May 10, 1965

        Ms. Grossi joined the Company in 1996 and was Head of Investor Relations, a position which she held from 1996 until 2004. Prior to joining the Company she was a financial analyst with Caboto Sim S.p.A. from 1994 until 1996. From 1991 to 1993, Ms. Grossi was an associate professor in the school of engineering of the La Sapienza University in Rome, where she taught undergraduate courses as well as published papers on mathematics and statistics. Ms. Grossi, who is a C.P.A. in Italy, graduated with the highest honors from the LUISS University in Rome with a bachelor's degree in Business Administration. She has been a director of the Company since 2003. She is also a member of the Board of Directors of Molmed S.p.A. and of Oliver Twist Onlus.

12.   Marco Mangiagalli1 born in Milan on March 8, 1949

        Mr. Mangiagalli received a degree in Political Economy from the "Luigi Bocconi" University in 1973. Most of his career has been with Eni Group; he also has had working experience with Barclays Group in Italy and the Nuovo Banco Ambrosiano Group. He has served as a member of the Board for Agip S.p.A., Polimeri Europa S.p.A., Nuovo Pignone S.p.A., Snamprogetti S.p.A., Saipem S.p.A., Eni International Holding B.V., Albacom S.p.A., Emittenti Titoli S.p.A. and Oil Investment Corp. He has also been Chairman of Eni Coordination Center S.A., Eni Bank Ltd / Banque Eni S.A. and of Enifin S.p.A. Since August 2008 he has been Chairman of the Board of Directors for Saipem S.p.A.

13.   Gianni Mion1 born in Vo (Padua) on September 6, 1943

        Mr. Mion holds a degree in Business and Economics, he is a certified public accountant and auditor and he has been member of the Board of Directors of the Company since 2004. He is Chief Executive Officer of Edizione S.r.l. (previously Edizione Holding S.p.A.), a position he has held since 1986. Prior to joining Edizione Holding S.p.A., Mr. Mion was the Chief Financial Officer of Marzotto S.p.A. from 1985 to 1986, Managing Director of Fintermica S.p.A. from 1983 to 1985, Vice President of Gepi S.p.A. from 1974 to 1982, controller of McQuay Europa S.p.A. from 1972 to 1974 and an auditor at the accounting firm of KPMG from 1967 to 1972. He has been Chief Executive Officer of Edizione Holding S.p.A. since 1986 and prior to that he was the Chief Executive Officer of Sintonia S.p.A. He is Chief Executive Officer of Edizione S.r.l., member of the Board of Directors of Benetton Group S.p.A., of Autogrill S.p.A., Autogrill Group Inc., of Atlantia S.p.A., of Sintonia S.A., Fondazione Cassa di Risparmio di Venezia, of Burgo Group S.p.A., Il Gazzettino S.p.A., Eurostazioni S.p.A.

14.   Marco Reboa1 born in Milan on April 21, 1955

        Mr. Reboa received a degree in Business Economics from Università Commerciale L. Bocconi in Milan, Italy, in 1978. He has been registered in the Register of Chartered Accountants of Milan since 1982 and he is an auditor pursuant to Ministerial Decree since 1995. He is currently a Professor at the Faculty of Law at the Libero Istituto Universitario Carlo Cattaneo in Castellanza, Italy and works in private practice in Milan, specializing in extraordinary financial transactions. Mr. Reboa has published books and articles on financial statements, economic appraisals and corporate governance. He is editor-in-chief of the Magazine of Chartered Accountants. Mr. Reboa is currently the Chairman of the Luxottica Group S.p.A. Board of Statutory Auditors, the term of which is going to end with the approval of the Luxottica Group S.p.A. financial statements as of and for the period ending December 31, 2008. He is a member of the Board of Directors of ENI S.p.A. and of Interpump Group S.p.A., Chairman of the Board of Auditors of Mediobanca S.p.A. and of Valeas S.p.A., Auditor of Gruppo Lactalis Italia S.p.A., of biG S.r.l. and of Egidio Galbani S.p.A.

iii)
proposed for approval by the ordinary meeting an aggregate compensation for the Board, for the entire three-year term, in the amount of EUR 101,497.50 per month, should the number of directors be established at 15, or, should the number of directors be established at 14, an aggregate compensation in the amount of EUR 94,731 per month, such compensation to be divided among directors in accordance with resolutions taken by the Board itself.

1
Candidate that has declared he/she fulfills the independence requirements set out in article 148, paragraph 3, Legislative Decree 58/199, as mentioned in article 147ter Legislative Decree 58/1998, and in article 3 of the Code of Conduct promulgated by Borsa Italiana S.p.A.

4.  APPOINTMENT OF THE BOARD OF STATUTORY AUDITORS AND DETERMINATION OF THEIR COMPENSATION

        With the approval of the 2008 Statutory Financial Statements, the current Board of Statutory Auditors' term will expire. Therefore, the ordinary meeting is invited to proceed, in accordance with the voting list system set forth in article 27 of the By-Laws, to appoint a new Board of Statutory Auditors, composed of three regular Auditors and two alternate Auditors. Members of such Board of Statutory Auditors shall hold their office until the approval the Company's Statutory Financial Statements as of and for the year ended December 31, 2011.

        The Board of Statutory Auditors shall be appointed by the ordinary meeting on the basis of lists presented by stockholders pursuant to the procedures indicated hereinafter.

        The appointment of one regular statutory auditor, as Chairman, and of one alternate statutory auditor shall be reserved for the Minority List (as defined below)—which does not, even indirectly, have a relationship to be considered pursuant to article 148, subparagraph 2 of legislative decree no 58/1998 and the related regulations (i.e.: the Minority List is not related to or affiliated with, even indirectly, the stockholders who presented or voted for the list which had the most number of votes).

        A list for the appointment of statutory auditors can be presented only by those stockholders who, at the time of the presentation of the list, alone or jointly with other presenting stockholders, hold an interest at least equal to 1% of the share capital of the Company, as established by Consob pursuant to article 147ter subparagraph 1 legislative decree 58/98.

        The lists shall be filed at the registered office of the Company at least fifteen days prior to the meeting called for the appointment of the Statutory Auditors.

        The lists shall indicate the name of one or more candidates to be appointed as regular auditors and alternate auditors.

        The name of each candidate shall be marked in descending numerical order in each section (section of regular Auditors and section of alternate Auditors) and the candidates listed shall not be more than the total members of the body to be appointed.

        The lists shall also include the following:

  (i)
  information related to the identity of the stockholders who have filed the list, indicating the percentage of their combined shareholding and documents giving evidence of the lawful title of their shareholding;

  (ii)
  representations of stockholders different from the ones who hold, separately or jointly, a controlling interest or a simple majority interest in the share capital of the Company, stating the lack of affiliation as per section 114quinquies of Regolamento Emittenti; and

  (iii)
  detailed information on personal and professional qualifications of each candidate as well as a declaration by the candidate confirming the existence of the qualifications required by law, the acceptance of the office together with the administration and control offices held in other companies.

        In the event that only one list is submitted or only lists by related-party stockholders as determined by applicable law, are submitted as of the last day provided for the presentation of such lists, it is possible to present a list until the fifth day following such date. In such case the above share interest thresholds providing for the presentation of the lists shall be reduced by half.

        A stockholder cannot submit and vote for more than one list, including through third parties or by means of trust companies. Stockholders belonging to the same group and stockholders signing a stockholders' agreement regarding the shares of the listed company shall not present or vote for more than one list including through third parties or by means of trust companies. Each candidate shall present only one list subject to ineligibility.

        The appointment of the statutory auditors shall occur according to the following criteria:

  (i)
  two regular auditors and one alternate auditor shall be taken from the list which has obtained the highest number of votes (hereinafter "Majority List"), on the basis of the descending numerical order by which the candidates are listed; and

  (ii)
  one regular auditor, which will be also the Chairman of the Board of the Statutory Auditors (hereinafter "Minority Statutory Auditor"), and one alternate Auditor (hereinafter "Alternate Minority Statutory Auditor") shall be taken from the list which has obtained the second highest number of votes and which shall not be related to or connected with, in any manner, the stockholders who have presented or voted for the Majority List pursuant to applicable law (hereinafter "Minority List") on the basis of the descending numerical order by which the candidates are listed. In case of an equal number of votes among the lists, the list presented by the stockholders holding the higher shareholding interests at the time of filing, or in second instance, the list presented by the stockholders who owned the higher number of stockholders' interests shall prevail.

        If only one list is submitted, the ordinary meeting shall vote on it and, if the same list obtains the majority of the voting persons, without including those abstaining from voting, all the candidates included in such list shall be appointed. In such case the Chairman of the Board of the Statutory Auditors shall be the first regular statutory auditor.

        The ordinary meeting shall also approve the compensation for the Board of Statutory Auditors for their three-year term.

        The list of the candidates shall be made public by the Company on the website www.luxottica.com, at least 10 days before the date of the ordinary meeting on first call, according to the terms and modalities established by the regulations in force. The lists received by the Company shall be given a letter in the order of receipt of such list to more easily allow each list to be identified and distinguished for proxy voting purposes. The letters assigned to each list have no legal or other meaning.

        By letter dated March 19, 2009, the majority stockholder of the Company, Delfin S.a.r.l., presented its list to the Company. The Company has received no other lists as of the date hereof. The Company has assigned this list letter "A" on its website.

        Delfin S.a.r.l.:

i)
proposed the following candidates be appointed:

Regular Auditors

1.     Alberto Giussani, born in Varese on August 23, 1946

        Mr. Giussani received a degree in Economics from the Catholic University of Milano. He is registered in the Register of Chartered Accountants and is an authorized Italian Auditor. He is also a professor of International Accounting at the Catholic University of Milano and the Vice Chairman of the Technical Committee of OIC (Italian Accounting Standard Setter). Mr. Giussani was a member of the equivalent body (Commissione Principi Contabili) since 1981. He has been a member of the Standard Advisory Council of the IASC Foundation from 2001 to 2008. From 1981 to 2007, Mr. Giussani was a PricewaterhouseCoopers partner, where he held various other internal senior positions and was auditor in charge of various Italian companies, listed in Italy and in the USA. He is the Chairman of the Board of Auditors of Mediaset S.p.A. and a member of the Board of Auditors for Fastweb S.p.A., Credito Artigiano S.p.A. and Seat Pagine Gialle S.p.A. He is also member of the Board of Directors of Finanaziaria Casanova S.p.A. and Carlo Tassara S.p.A.

2.     Enrico Cervellera, born in Milan on February 27, 1941

        Mr. Cervellera received a degree in Business and Economics from the Università L. Bocconi in 1963 and a degree in jurisprudence from the Università Cattolica in 1968. He has been registered in the Register of Chartered Accountants since 1965 and has been an auditor under a Ministerial Decree since 1995. Between 1965 and 1983 he worked in the Tributary Bureau associated with Arthur Andersen. Since 1983 he has been working as a freelance professional in Milan, focusing mainly on corporate transactions (takeovers, transfers, mergers, etc.) and other financial consulting projects. Mr. Cervellera has been auditor of Luxottica Group S.p.A. since 2006. Mr. Cervellera is Chairman of the Board of Auditors for Interpump Group S.p.A., Seat Pagine Gialle S.p.A., San Lorenzo S.p.A., Gruppo Lactalis Italia S.p.A., biG S.r.l, and Egidio Galbani S.p.A. and an auditor of Tamburi Investment Partners S.p.A. He is a member of the Board of Directors of Ferrero S.p.A.

3.     Giorgio Silva, born in Samarate (Varese) on May 3, 1945

        Mr. Silva holds a degree in Business and Economics at the Università Cattolica del Sacro Cuore in Milan, Italy. He is registered in the Register of Chartered Accountants of Busto Arsizio since 1975 and in the Register of Varese since 1989 and has been a Chartered Accountant since 1981 and an auditor since 1995 (Ministerial Decree 12/04/1995 published on the Official Gazette no. 31 bis of 21.4.1995). Mr. Silva was a manager in the fiscal section of Peat Marwick & Mitchell (now KPMG) in Milan from 1973 to 1976. In 1977 he joined the Studio Legale Tributario L. Biscozzi—A. Fantozzi, currently Studio Legale e Tributario Biscozzi Nobili of which he was a founding member. Mr. Silva is a speaker at many conventions and is an author of several articles and publications on tributary matters. Mr. Silva has been auditor of Luxottica Group S.p.A. since 2006. He is Chairman of the Board of Auditors for Hewlett Packard Italiana S.r.l., Kedrios S.p.A., TSP- Tecnologie e Servizi per il Pubblico S.r.l., Actalis S.p.A., Fotospazio S.p.A. and an auditor for ENI S.p.A., RCS Mediagroup S.p.A., Alitalia Compagnia Aerea Italiana S.p.A., Air One S.p.A., Air One City Liner S.p.A., Air One Technic S.p.A., CAI Second S.p.A., European Avia Service S.p.A., Bolton Alimentari S.p.A. and SIA-SSB S.p.A.

Alternate Auditors

1.     Mario Magenes, born in Milano on April 7, 1945

        Mr. Magenes received his Degree in Jurisprudence from the Università degli Studi in Milan and has been an auditor since 1995. He was the promoting partner of IAM International Advising & Managing S.r.l., a company established at the end of 2004. Between 1999 and 2004, he was in charge of the Management of Administration, Fiscal and Consolidated Balance in RCS Mediagroup S.p.A. Prior to that, he held several administrative roles over a 25-year period in Fiat S.p.A., where he eventually became Manager of Administration, Balance and Fiscal Planning and in Fiatimpresit S.p.a., a sub-holding for the Civil Engineering and Territory Section. He is alternate auditor of Luxottica Group S.p.A. since 2006. Mr. Magenes is presently auditor of Parmalat S.p.A., Aedes S.p.A., Aedes Servizi S.p.A., Eurofly Service S.p.A., City Italia S.p.A., Idea Progetto S.p.A., Sistemi Ambientali S.p.A. in liquidazione, Verim S.r.l., IAM Treding S.r.l. as well as Chairman of the Board of Auditors for Fibe S.p.A., Fibe Campania S.p.A., Bocoge Costruzioni Generali S.p.A., Gestione Napoli S.p.A. in Liquidazione, Investimenti e Sviluppo Holding S.p.A.

2.     Francesco Nobili, born in Milan on October 29, 1962

        Mr. Nobili received his degree in Business Economics with distinction in 1987 from the Università Commerciale Luigi Bocconi in Milan, Italy. He has been registered in the Register of Chartered Accountants of Milan since 1988. He has also been registered in the Register of Auditors since 1995. After working as auditor for Arthur Andersen for several years, he took an auditor position in 1990 at Studio Biscozzi Nobili, where be became a partner in 1995. He is the author of several publications and often speaks at conventions on tributary matters. Currently, he is a Visiting Professor at the University of Castellanza. He is alternate auditor of Luxottica Group S.p.A. since 2006. Mr. Nobili is the Chairman of the Board of Auditors for e-Box S.r.l., Sixty Italy Retail S.r.l., Sugar S.r.l., Vismara S.r.l. and Sugarmusic S.p.A. and an auditor for Agenzia Giornalistica Radiotelevisiva S.r.l., Ariete S.p.A., Channel News Radio S.r.l., New Mood S.p.A., Ceccato Aria Compressa S.p.A., RCS Digital S.p.A., Riva Acciaio S.p.A., Riva Fire S.p.A., RMC Italia S.r.l, Heinz Italia S.p.A., Fire S.p.A, Rocca S.p.A., Spig, S.p.A., Veneto S.p.A., Trovocasa S.r.l., Trovolavoro S.r.l., Automobili.com S.r.l. and Imos S.p.A.

ii)
proposed for approval by the ordinary meeting an annual compensation of EUR 105,000 for the Chairman of the Board of Statutory Auditors for the entire three-year term and an annual compensation of EUR 70,000 for each regular auditor, for the entire three-year term.

* * *

        The resolutions under paragraphs 1, 2, 3 and 4 above require the affirmative vote of the holders of a majority of Ordinary Shares entitled to vote at the ordinary meeting, subject to the provisions of articles 17 and 27 of the By-Laws relating to the rights pertaining to minority stockholders. The By-Laws of the Company are attached hereto as Annex C.

VOTING PROCEDURES

        You may cast your vote on the resolutions referred to above either by completing the enclosed Voting Instruction Card and mailing it pursuant to the instructions included therein or by attending the ordinary shareholders' meeting personally. Should you elect to cast your vote personally at the meeting, you will be required to follow the procedure established by the Company in agreement with Deutsche Bank Trust Company Americas, as depositary. According to such procedure, you will be required to provide Deutsche Bank Trust Company Americas not later than 12:00 p.m. (noon) on April 21, 2009, evidence that (i) you will be an ADS holder as of the date of the ordinary meeting and (ii) you have not already exercised the voting rights pertaining to the ADSs held by you by mailing the attached Voting Instruction Card. Details on how to fulfill such requirements are contained in the letters attached hereto as Annex A and Annex B.

        The Company believes that the foregoing information and the attached documents will be sufficient to enable you to cast your vote in connection with each of the resolutions described above which are being submitted for your approval.

Many thanks and best regards,
Luxottica Group S.p.A.

Milan, March 31, 2009

ANNEX A

Form for BENEFICIAL OWNERS

IMPORTANT NOTICE

ORDINARY SHAREHOLDERS' MEETING OF
LUXOTTICA GROUP S.p.A.
TO BE HELD ON APRIL 29, 2009 ON FIRST CALL,
ON APRIL 30, 2009 ON SECOND CALL
HOW TO ATTEND

Dear Beneficial Holder of American Depositary Shares,

        As indicated in the enclosed Notice of Call and in the Proxy Statement, the ordinary shareholders' meeting (the "Meeting") of the stockholders of Luxottica Group S.p.A. (the "Company") will be held on April 29, 2009, on first call, or, failing the attendance of the required quorum, on April 30, 2009, on second call, in either case at the registered office of the Company at Via C. Cantù 2, in Milan, Italy at 11.00 a.m.

        The beneficial owners of American Depositary Shares of the Company ("Beneficial Owners") are entitled either:

        A. to instruct Deutsche Bank Trust Company Americas, as depositary of the Ordinary Shares of the Company, as to the exercise of the voting rights pertaining to the Ordinary Shares represented by their respective American Depositary Shares by marking, signing, dating and returning to Deutsche Bank Trust Company Americas the enclosed Voting Instruction Card; or

        B. to attend the Meeting personally and cast thereat the vote pertaining to the Ordinary Shares represented by the American Depositary Shares held by them.

        By this letter, the Company wishes to provide the Beneficial Owners with instructions as to the requirements to be fulfilled by those Beneficial Owners who wish to attend the Meeting and cast their vote personally.

        Pursuant to Italian law governing the Meeting, merely holding American Depositary Shares does not automatically permit the Beneficial Owners to attend the Meeting or to exercise voting rights.

        In light of the foregoing, all Beneficial Owners who wish to attend the Meeting personally must obtain a proxy from Deutsche Bank Trust Company Americas as depositary of the Ordinary Shares of the Company. Any such proxy will be issued by Deutsche Bank Trust Company Americas upon compliance by the Beneficial Owners with the requirements set forth below.

        All Beneficial Owners who wish to be granted a proxy to attend the Meeting and vote thereat must provide Deutsche Bank Trust Company Americas not later than April 21, 2009, at 12:00 p.m. (noon) with the following documents:

1.
The original Voting Instruction Card enclosed herewith and received by the Beneficial Owners as part of the mailing of the Proxy Statement to all of the Beneficial Owners of American Depositary Shares of record on March 26, 2009.

2.
A certification in the form of Schedule 1 hereto issued by the bank or broker that is holding the American Depositary Shares on behalf of the Beneficial Owners.

        Upon fulfillment of the conditions set forth in sections 1 and 2 above to the satisfaction of Deutsche Bank Trust Company Americas, the latter shall issue a proxy in favor of the Beneficial Owners for the number of Ordinary Shares represented by the American Depositary Shares referred to in the certification. The person in favor of whom the proxy will be issued will be entitled to receive the proxy from 9:00 a.m. on the date of the Meeting at the registered office of the Company, Via C. Cantù 2, in Milan, Italy. The validity of the proxy issued by Deutsche Bank Trust Company Americas shall be subject to the bank or broker that has issued the certification referred to in section 2 above to be a holder of record on March 26, 2009 for the number of American Depositary Shares referred to in the certification. Deutsche Bank Trust Company Americas reserves the right to check that such condition is satisfied and to refuse admission to the Meeting in the event said condition is not duly met.

NOTE:

        If the voting rights pertaining to the American Depositary Shares held by any Beneficial Owner have been exercised through the mailing of the Voting Instruction Card, the Beneficial Owners may nevertheless obtain from Deutsche Bank Trust Company Americas an attendance card for the Meeting with no voting powers. In such case, the Beneficial Owner shall be required to provide Deutsche Bank Trust Company Americas only with the document referred to in section 2 above.

        Please do not hesitate to contact Deutsche Bank Trust Company Americas at the address and telephone number set forth below if any clarification is required.

Sincerely yours,
LUXOTTICA GROUP S.p.A.

Deutsche Bank Trust Company Americas 60 Wall Street New York, New York 10005 Attn: Daniel Belean Corporate Actions Department Tel. +1 212.250.6612 Fax. +1 212.797.0327

SCHEDULE 1 TO ANNEX A
Form of Certification for BENEFICIAL OWNERS

Deutsche Bank Trust Company Americas 60 Wall Street New York, New York 10005 Attention: Daniel Belean	Date , 2009

Dear Sirs,

        The undersigned                          , as bank/broker holding American Depositary Shares of Luxottica Group S.p.A., hereby certifies, under its own responsibility, as follows:

                                  (name of beneficial owner of American Depositary Shares) is the beneficial owner of [no.]                            American Depositary Shares of Luxottica Group S.p.A., held by the undersigned on his/her/its behalf, and such American Depositary Shares will be so held up to and including April 29, 2009, or failing attendance of the required quorum, up to and including April 30, 2009. As a result of the foregoing, the undersigned will keep the deposited American Depositary Shares and will not release them to the aforementioned beneficial owner, nor will the undersigned consent to the assignment of the beneficial ownership of said American Depositary Shares until such date. You are hereby authorized to rely upon this certification in connection with the granting of a proxy to the aforementioned beneficial owner enabling him/her/it to attend the Ordinary Shareholders' Meeting of Luxottica Group S.p.A., which will be held on April 29, 2009, on first call, or, failing the attendance of the required quorum, on April 30, 2009 on second call.

Kind regards,

ANNEX B

Form for REGISTERED HOLDERS

IMPORTANT NOTICE

ORDINARY SHAREHOLDERS' MEETING OF
LUXOTTICA GROUP S.p.A.
TO BE HELD ON APRIL 29, 2009 ON FIRST CALL,
ON APRIL 30, 2009 ON SECOND CALL
HOW TO ATTEND

Dear Registered Holder of American Depositary Shares,

        As indicated in the enclosed Notice of Call and in the Proxy Statement, the ordinary meeting (the "Meeting") of the shareholders of Luxottica Group S.p.A. (the "Company") will be held on April 29, 2009 on first call, or, failing the attendance of the required quorum, on April 30, 2009 on second call, in either case at the registered office of the Company, Via C. Cantù 2, in Milan, Italy at 11.00 a.m.

        The registered holders of American Depositary Shares of the Company ("ADS Holders") are entitled either:

        A. to instruct Deutsche Bank Trust Company Americas, as depositary of the Ordinary Shares of the Company, as to the exercise of the voting rights pertaining to the Ordinary Shares represented by their respective American Depositary Shares by marking, signing, dating and returning to Deutsche Bank Trust Company Americas the enclosed Voting Instruction Card; or

        B. to attend the Meeting personally and cast thereat the vote pertaining to the Ordinary Shares represented by the American Depositary Shares held by them.

        By this letter the Company wishes to provide the ADS Holders with instructions as to the requirements to be fulfilled by those Registered Holders who wish to attend the Meeting and cast their vote personally.

        Pursuant to Italian law governing the Meeting, merely holding American Depositary Shares does not automatically permit the ADS Holders to attend the Meeting or to exercise voting rights.

        In light of the foregoing, all ADS Holders who wish to attend the Meeting personally must obtain a proxy from Deutsche Bank Trust Company Americas as depositary of the Ordinary Shares of the Company. Any such proxy will be issued by Deutsche Bank Trust Company Americas upon compliance by the ADS Holders with the requirements set forth below.

        All ADS Holders who wish to be granted a proxy to attend the Meeting and vote thereat must provide Deutsche Bank Trust Company Americas not later than April 21, 2009, at 12:00 p.m. (noon) with the following documents:

1.
The original Voting Instruction Card enclosed herewith and received by the ADS Holders as part of the mailing of the Proxy Statement to all of the Holders of American Depositary Shares of record on March 26, 2009.

2.
A notice in the form of Schedule 1 hereto.

        Upon fulfillment of the conditions set forth in sections 1 and 2 above to the satisfaction of Deutsche Bank Trust Company Americas, the latter shall issue a proxy in favor of the ADS Holder for the number of Ordinary Shares represented by the American Depositary Shares referred to in the certification. The person in favor of whom the proxy will be issued will be entitled to receive the proxy from 9:00 a.m. on the date of the Meeting at the registered office of the Company, Via C. Cantù 2, in Milan, Italy. The validity of the proxy issued by Deutsche Bank Trust Company Americas shall be subject to the ADS Holder being a registered holder of record of American Depositary Shares on March 26, 2009. Deutsche Bank Trust Company Americas reserves the right to check that such condition is satisfied and to refuse admission to the Meeting in the event said condition is not duly met.

NOTE:

        If the voting rights pertaining to the American Depositary Shares held by any ADS Holder have been exercised through the mailing of the Voting Instruction Card, the ADS Holder may nevertheless obtain from Deutsche Bank Trust Company Americas an attendance card for the Meeting with no voting powers. In such case, the ADS Holder shall be required to provide Deutsche Bank Trust Company Americas only with the document referred to in section 2 above.

        Please do not hesitate to contact Deutsche Bank Trust Company Americas at the address and telephone number set forth below if any clarification is required.

Sincerely yours,
LUXOTTICA GROUP S.p.A.

Deutsche Bank Trust Company Americas 60 Wall Street New York, New York 10005 Attn: Daniel Belean Corporate Actions Department Tel. +1 212.250.6612 Fax. +1 212.797.0327

SCHEDULE 1 TO ANNEX B
Form of Certification for REGISTERED HOLDERS

Deutsche Bank Trust Company Americas 60 Wall Street, New York, New York 10005 Attention: Daniel Belean	Date , 2009

Dear Sirs,

        The undersigned                          , in its capacity as registered holder of [no.]                           American Depositary Shares of Luxottica Group S.p.A. (the "ADSs"), hereby gives notice to Deutsche Bank Trust Company Americas that the undersigned wishes to attend personally the shareholders' meeting of Luxottica Group S.p.A. to be held on April 29, 2009, or failing attendance of the required quorum, on April 30, 2009 (the "Meeting").

        The undersigned further certifies that it will continue to be a registered holder of the ADSs up to and including April 29, 2009, or failing attendance of the required quorum, on April 30, 2009.

        You are hereby authorized to rely upon this certification in connection with the granting to Mr./Mrs./Ms.                           on behalf of the undersigned, of a proxy enabling said person to attend the Meeting of Luxottica Group S.p.A.

Kind regards,

ANNEX C

BY-LAWS OF THE COMPANY
LUXOTTICA GROUP S.P.A.
TITLE I
COMPANY'S NAME-REGISTERED OFFICE-PURPOSE-DURATION
Article 1) - A public corporation is established under the name "LUXOTTICA GROUP S.P.A."
Article 2) - The Company's registered office shall be located in Milan.
The Board of Directors shall have the authority to establish, change and close, both in Italy and abroad, sub-offices, branches, agencies and subsidiaries of any kind.
Article 3) - The Company shall have the following purposes:
a) acquisition and management of shareholdings in other companies or entities, in Italy and abroad, on its own account and not directed towards the public;

b) financing and financial and managerial coordination of companies or entities in which it participates, such as, without limitation: the coordination of operating strategies, investment programs and development plans; management of financial policies for the companies of the Group; promotion and research activities; use of technological assets, the name and trademarks for the benefit of the companies in which interests are held or for third parties; personnel administration and management, both for operational and disciplinary purposes, and, in general, the exercise of the typical functions of a holding company of which is demanded the unified approach and operating efficiency necessary for the rationalization of management, cost reduction and the most effective possible action in achieving the corporate purposes both in Italy and abroad;
c) purchase and sale of public and private securities, not to the public, that are instrumental to the achievement of the Company's purpose; the holding and management of the same;
d) granting of warranties and sureties, and the assumption of joint and several obligations in the interest of companies of the Group;
e) purchase, construction, sale, exchange and leasing of tangible and intangible assets, including machinery tools of the relevant field;
f) sale, also on commission, in Italy and abroad, of frames for optical glasses, sunglasses and products of the eyewear field.

The Company may also perform any other industrial, commercial or financial transaction, not directed towards the public in general, concerning movables or immovables, in favor and in the interest of the Companies of the Group.
Article 4) - The duration of the Company is established up to and including December 31, 2050.

TITLE II
STOCK CAPITAL

Article 5) - The capital stock amounts to EURO 27,809,887.98 and is divided into 463,498,133 common shares of nominal value, EURO 0.06 each. The Meeting held on March 10, 1998 resolved to increase the stock capital, in one or more installments, until March 31, 2011, up to a maximum amount of Lire 1,225,000,000 (one billion two hundred and twenty five million Lire) through the issuance of new common shares to be offered for subscription exclusively to employees of the Company and/or its subsidiaries.
At the expiration date, the capital stock will be considered increased by an amount equal to the capital subscription obtained.

The Meeting held on June 26, 2001, at which the capital stock was converted into EURO, stated that on June 13, 2001 the increased capital was subscribed for a total amount of 182,646,700 Lire and, therefore, it can be further subscribed for a maximum amount of 1,042,353,300 Lire which, converted into EURO, equals up to EURO 538,330.55.

The September 20, 2001 Meeting resolved to further increase the capital stock in one or more installments, until March 31, 2017, up to a maximum amount of EURO 660,000 (six-hundred sixty thousand) through the issuance of new common shares to be offered for subscription exclusively to employees of the Company and/or of its subsidiaries. At the expiration date, the capital stock will be considered increased by an amount equal to the subscriptions obtained.

The Meeting held on June 14, 2006, resolved to further increase the capital stock, in one or more installments, until June 30, 2021, up to a maximum of EURO 1,200,000 through the issuance of new common shares to be offered for subscription exclusively to employees of the Company and/or of its subsidiaries. At the expiration date, the capital stock will be considered increased by an amount equal to the capital subscription obtained.
Pursuant to the above-mentioned increases in capital, a total amount of 12,998,133 shares have been subscribed.
The Company may issue convertible and non-convertible bonds.
Article 6) - The stock is freely transferable.
Article 7) - The payment of the stock not fully paid-up will be called up by the Board of Directors according to the terms and conditions it shall deem appropriate.
TITLE III
MEETING OF STOCKHOLDERS

Article 8) - The duly constituted Meeting of stockholders represents all the stockholders and its resolutions, adopted according to the law and to the present By-Laws, and binds all stockholders, albeit absent or dissenting.
Article 9) - Each stockholder is entitled to one vote for each share of capital stock held or represented.

Article 10) - The meeting of stockholders is ordinary or extraordinary according to the law. It can be called in Italy, or in any member state of the European Union or in the United States of America.
The meeting for approval of the financial statements shall be convened in accordance with Italian law in force from time to time.

Article 11) - The Meeting of stockholders shall be called by the Board of Directors, by written notice, stating the date, time and place of the meeting and the agenda for the meeting, to be published according to the law.

Such written notice shall be published in the Gazzetta Ufficiale della Repubblica Italiana, or, alternatively, in one of the following daily newspapers: "Il Sole 24Ore," "Il Corriere della Sera" or "la Repubblica."

Article 12) - Those stockholders who have sent the Company a notice by the intermediary keeping the relevant accounts, pursuant to art. 2370 of the Italian Civil Code, no later than two working days before the date scheduled for each meeting, shall be entitled to attend the Meeting.
The shares for which notice of attendance of the Meeting was given may not be transferred before the meeting has taken place.
Each stockholder having the right to attend the meeting may authorize another person to act for him by a written proxy according to the law.

The Chairman of the meeting, who may avail himself of ad hoc assistants, shall verify that the meeting is duly convened, check the identity and right of participation of the attendees, run the course of the meeting and attest to the results of the voting.

Article 13) - The meeting of stockholders shall be presided over by the Chairman of the Board of Directors or by one of the Managing Directors or, in their absence, by a person appointed by a vote of the majority of those in attendance.

The meeting of stockholders shall appoint a Secretary, who is not required to be a stockholder himself. The Secretary's assistance is not required when a Notary is designated to draft the minutes of the meeting.
Unless otherwise provided for by mandatory rules, all resolutions shall be approved by open vote.
Article 14) - The validity of the meetings and of the related resolutions is governed by the applicable laws.

Article 15) - Provided what is set forth in Article 12 of these By-Laws, any stock owned by the Directors attending the meeting or by stockholders who for any reason will abstain from voting, shall be taken into account in calculating the stock capital required for the validity of the resolutions, save what it is set forth in Article 2368 c.c. last paragraph.
Article 16) - The resolutions of the meeting will be transcribed in minutes, drawn up according to the law and recorded in the minute book.
The minutes shall be signed by the Chairman and the Secretary. The Minutes of the extraordinary meetings shall be drawn up by a Notary.

TITLE IV
MANAGEMENT

Article 17) - The Company is governed by a Board of Directors consisting of not less than five and not more than fifteen members, appointed after the exact number has been determined by the Meeting of stockholders.

Pursuant to article 147-ter, subparagraph 4, legislative degree no. 58/1998, at least one director, or in the event the Board is composed of more than 7 members, then at least two directors, must fulfill the necessary requirements to be considered "independent" (hereinafter "Independent Director in accordance with article 147 ter").
Directors are appointed by the Meeting of stockholders pursuant to lists submitted by the stockholders, which shall set forth not more than fifteen candidates, listed in descending numerical order.
Each candidate may not appear on more than one list, or he shall be ineligible.

In case multiple lists are submitted, they shall not be related in any way; even indirectly. Therefore, each stockholder may not submit or contribute to submit, by means of trust or proxy, more than one list.

Moreover, stockholders falling within the following categories may submit or contribute to submitting only one list: a) parties to a stockholders' agreement relating to the Company's shares; b) a person or a company and its controlled companies; c) jointly controlled companies; d) a company and its directors or chief executive officers.
In case a stockholder violates these rules, such stockholder's vote, with respect to any of the submitted lists, will not be taken into account.

A list for the appointment of directors can be presented only by those shareholders who, at the time of the presentation of the list, hold an interest at least equal to that determined by Consob, pursuant to article 147 ter subparagraph 1 legislative decree 58/98.

The lists, signed by the stockholders submitting them, together with the professional CVs of the candidates, shall be filed at the registered office of the Company at least fifteen days prior to the first meeting of stockholders, jointly with the certification from which the title of the participation can be inferred.

Within the above term, each candidate shall file a statement declaring that he/she accepts his/her candidacy, confirming, under his/her own responsibility, that there are no grounds in accordance with law or regulation for his/her ineligibility or incompatibility and that he/she meets any requirements prescribed in the respective lists.
The list of the candidates shall be made public according to the terms and modalities established by the regulation in force from time to time.

Each list shall contain and expressly name at least one Independent Director in accordance with article 147ter within the first seven candidates named in the list but if the list is composed of more than seven candidates, such list shall contain and expressly name a second Independent Director in accordance with article 147ter.

If appropriate, each list may also expressly name directors having the requirements of independence as provided for by the codes of conduct drawn up by companies managing regulated markets or industry associations.

At the end of the voting, the candidates from the two lists that have obtained the highest number of votes will be elected, according to the following criteria:

(a) all members of the Board, up to the number of members of the Board previously determined by the Meeting of stockholders less one, will be elected from the list which obtains the most votes (hereinafter, "Majority List").
Such candidates will be appointed in the numerical order they appear on the list.

(b) One director shall be the candidate listed first on the list which has obtained the second highest number of votes and which is not connected, even indirectly, with the shareholders who have presented or voted for the Majority List according to the applicable provisions (hereinafter, "Minority List"). However, if, for a board composed of no more than seven members, an Independent Director in accordance with article 147 ter is not elected from the Majority List or, in the event the board is composed of more than seven members, only one Independent Director in accordance with article 147 ter has been appointed, then the first Independent Director in accordance with article 147 ter indicated in the Minority List shall be elected instead of the first candidate indicated in the Minority List.
The lists which have not reached a percentage of votes at least equal to half of that requested for the presentation of the same shall not be considered.
The first candidate listed on the Majority List will be appointed as Chairman of the Board of Directors.
In the event of a tie with respect to the top two lists, the Meeting of stockholders will proceed to take a new vote on only the top two lists.

If only one list was submitted, the Meeting of stockholders will cast its votes on it and, if the list gets a simple majority, the candidates listed in descending numerical order will be elected as directors, until the requisite number, as determined by the Meeting of stockholders, is reached, subject to the obligation of the shareholders' meeting to appoint a minimum number of Independent Directors in accordance with article 147 ter. The candidate listed the first on the Majority List will be elected as Chairman of the Board of Directors.
If there are no lists, the Board of Directors will be appointed by the Meeting of stockholders with such majorities as required by law.

The Independent Directors in accordance with article 147 ter, indicated as such at the time of their appointment, shall inform the Company in the event that they no longer satisfy the independence and integrity requirements, or should unexpected occurrences result in ineligibility or incompatibility.

Should one or more directors leave office for any reason, they will be freely replaced according to the provisions of article 18 below, subject to the obligation to maintain a minimum number of Independent Directors ex article 147 ter as provided by law.

Article 18) - Directors shall serve for a period of three years and their terms shall expire on the date of the meeting of stockholders called for the approval of the balance sheet related to the last year of their term, and they can be re-elected at such time.

Whenever there is a vacancy among the Directors during the fiscal year, the other directors shall provide for their substitutions by resolution approved by the Board of Statutory Auditors, provided that the majority is composed of directors appointed by the meeting of stockholders.

The Directors so appointed will hold office until the following meeting of stockholders, which will be called to reappoint them, to supplement the Board by appointing other directors or to reduce the number of directors.
The directors appointed by the Meeting of stockholders will hold office until the end of the term of office of the directors who were in office when they were appointed.

Should the majority of Directors appointed by the meeting of stockholders leave office, the entire Board terminates its duty; the Directors still in office shall timely call a meeting to appoint the new Board.

Article 19) - If the meeting of stockholders did not appoint the Chairman in compliance with article 17 above, the Board shall appoint a Chairman from among its members and, if it deems it convenient, it will also appoint a Deputy Chairman.
The Board may also appoint and determine the powers of one or more Managing Directors.
The Board may delegate some of its functions to an Executive Committee. The Executive Committee is composed of a minimum of five and a maximum of seven members of the Board.

The functions set forth in Articles 2420-ter, 2423, 2443, 2446, 2447, 2501-ter and 2506-bis of the Civil Code, cannot be delegated. The Board of Directors may set up one or more Committees and give to such Committees those powers as it considers appropriate, not the least in order to implement codes of conduct drawn up by companies managing regulated markets or industry associations.

The Company's managing bodies have a duty to timely report to the Board of Directors and the Board of Statutory Auditors, at least quarterly, on the general business trend, the modalities of exercise of the proxies conferred and the most relevant transactions from an economic, financial and balance sheet point of view, made by the Company and its subsidiaries.
The Board may also appoint and determine the duties of a Secretary, who does not need to be a member of the Board.

Moreover, the Board will—by such ordinary majorities as provided for by these By-Laws—appoint the executive in charge of drawing up corporate accounting records, subject to the mandatory but not binding opinion of the Board of Statutory Auditors, pursuant to art. 154-bis of Legislative Decree No. 58/1998, and will give him/her adequate powers and resources to exercise the duties attributed to him/her by law. The executive in charge of preparation of the corporate and accounting records shall have the following professional qualifications: qualified experience in administration and control, or in the performance of executive or consultancy functions at publicly traded companies and/or at a related group of companies of material size and importance also with reference to the functions of drafting and control of corporate and accounting records.

Article 20) - A meeting of the Board may be called by the Chairman or by any Managing Director at any time he or she deems it appropriate or when requested by at least two members of the Board or by one member of the Board of Statutory Auditors. The Board Meetings shall be held at either the principal place of business of the Company or at any other place determined by the Chairman or by any Managing Director, who shall also establish the agenda of the meeting, oversee the work thereof, and ensure that the Directors are adequately informed regarding the items to be discussed at the meeting.

Written notice of each meeting of the Board shall be given by telex, facsimile, letter, telegram or electronic mail, with return receipt at least three days in advance of the meeting. In case of urgency, such term may be reduced to one day.

Regardless of the observance of the foregoing requirements, the Board shall be deemed duly convened if all Directors and Statutory Auditors holding office are present or participate in such meeting by means of video or telephone conference.
Article 21) - The Board, duly convened, is validly constituted with the attendance of the absolute majority of its members holding office.
The Board is presided over by the Chairman of the Board or, in his absence, by any Managing Director or by a Director designated by those in attendance.
The Secretary, if not already appointed by the Board, will be designated by the Chairman for the sole purposes of the meeting in progress.

The meetings of the Board of Directors may also be held by means of video or telephone conference, so long as all members participating in such meetings are duly identified and can follow the discussions and participate therein. The Board of Directors' meetings will be deemed to be held where the Chairman and the Secretary of the meeting are located, in order to ensure the signing of the minutes and their filing in the minute book.

The person who presides over the Board meeting oversees the work of the Board and is responsible for providing the Directors with adequate information regarding the items on the agenda and the nature, confidentiality and urgency of the matters.

Article 22) - The Board validly resolves by the absolute majority of the Directors present at the meeting or participating by video or telephone conference. In the event of a tie vote, the vote of the presiding officer shall prevail. Minutes of the Board meeting will be prepared and kept in the minute book, signed by both the Chairman of the meeting and by the Secretary.

Article 23) - The management of the Company is entrusted to the Board of Directors which adopts all resolutions necessary to implement the Company's object, except those resolutions expressly reserved by law to the Meeting of stockholders.

Subject to the concurrent competence of the extraordinary Meeting of stockholders, the Board shall also have authority over resolutions in connection with mergers and demergers in accordance with Articles 2505 and 2505 bis and 2506 ter of the Civil Code, the establishment or termination of branches, the determination of which Directors shall be entrusted with the power of representing the Company, the reduction of the outstanding capital stock in the event of withdrawal of a stockholder, the amendment of the By-Laws to comply with legal requirements, and the transfer of the principal place of business within the national territory.
In addition, the Board has authority over the issuance of convertible bonds in accordance with art. 2420 -ter of the Civil Code.
The Board of Directors can further appoint, dismiss, and determine the powers of managers and attorneys-in-fact for specific matters or categories of matters.
The Board of Directors shall have exclusive authority with respect to the following matters:
1) defining the general investment and development plans and the goals of the Company and of the Group;

2) determining the budget of the Company;
3) defining the financial programs and approving any indebtedness of the Company exceeding 18 months;
4) approving strategic transactions

The Directors shall report to the other directors or to the Board of Statutory Auditors with regard to those transactions involving an interest on their own account or on account of third parties, or influenced by the company who exercises the power of direction and coordination on its subsidiaries.

Article 24) - The Company is represented by the Chairman of the Board of Directors to whom authority is granted, by means of free signature, to implement all the Board of Directors' resolutions, unless otherwise provided. The President shall represent the Company before any Court and has the authority to file lawsuits or administrative or judiciary petitions in connection with any jurisdictional degree or phase, including actions for revocation or before the supreme court, and to appoint, for such purposes, counsels.
The Company is further represented by the Managing Directors and the persons appointed by the Board for specific matters or category of matters, within the limits of the powers entrusted to them.

Article 25) - The members of the Board of Directors and of the Executive Committee are entitled to compensation to be determined in the resolution of appointment or by the meeting of the stockholders. The compensation of Directors holding particular offices or members of the committees appointed by the Board of Directors shall be fixed by the Board of Directors upon receiving the advisory opinion of the Board of Statutory Auditors.
The members of the Board of Directors are, in any event, entitled to reimbursement of the expenses incurred by reason of their office.
Article 26) - The Directors shall not be personally liable for the obligations of the Company and have no other liability except as provided by law.
TITLE V
AUDITORS

Article 27) - The Board of Statutory Auditors consists of three regular Auditors and two alternate Auditors appointed by the Stockholders and who may be re-elected. The requirements, powers, duties and length of office are those established by law. Auditors shall serve for a period of three fiscal years and their terms shall expire on the date of the Meeting of stockholders called for the approval of the balance sheet relating to the third fiscal year following their appointment. The amount of their consideration is determined by the shareholders' meeting.
Statutory Auditors shall have the qualifications provided by law or applicable provisions.

The professional qualifications of the Statutory Auditors, the subjects and the fields of activity strictly concerning the Company activity are those indicated in article 3 above. The limits regarding the plurality of administration and control offices, provided by Consob regulation, shall be applicable to the Statutory Auditors.

Subject to mandatory law or regulation, the Board of Statutory Auditors shall be appointed by the general meeting of shareholders on the basis of lists presented by shareholders pursuant to the procedures indicated hereinafter.

The appointment of one regular statutory Auditor, as Chairman, and of one alternate statutory Auditor shall be reserved for the minority—which is not part, even indirectly, of the relationship to be considered pursuant to article 148, subparagraph 2 of the legislative decree no 58/1998 and the related regulations. The appointment of the statutory Auditors to be appointed by a minority shall occur at the same time as the appointment of the other members of the Board of Statutory Auditors, except in case of replacement of members as indicated below.

A list for the appointment of statutory Auditors can be presented by those shareholders who, alone or jointly with other presenting shareholders, at the time of the presentation of the list, hold a shareholders' interest equal to that determined by Consob pursuant to article 147 ter subparagraph 1 legislative decree 58/98.
The lists shall be filed at the registered office of the Company at least fifteen days prior to the meeting of shareholders called for the appointment of the Statutory Auditors.
The lists shall indicate the name of one or more candidates to be appointed as regular Auditors and alternate Auditors.

The name of each candidate shall be marked in a descending numerical order in each section (section of regular Auditors and section of alternate Auditors) and the candidates listed shall not be more than the members of the body to be appointed.
The lists shall further include, even as per attachments:

(i) information related to the identity of the shareholders who have filed the list, indicating the percentage of their combined shareholding and a document giving evidence of the lawful title of their shareholding;

(ii) representations of shareholders different from the ones who hold, separately or jointly, a shareholding interests of control or of simple majority, stating the lack of relationship as per section 114—quinquies of Regolamento Emittenti

(iii) exhaustive information on personal and professional qualifications of each candidate as well as a declaration of the candidate confirming the existence of the qualifications provided by law, the acceptance of the office jointly with the administration and control offices held in other companies;

In the event that only one list is submitted or only lists by shareholders connected pursuant to applicable law are submitted as of the last day provided for the presentation of such lists it is possible to present list until the fifth day following such date. In such case the above thresholds, provided for the presentation of the lists, shall be reduced by half.

A shareholder cannot submit and vote more than one list, even if through third parties or by means of trust companies. Shareholders belonging to the same group and shareholders signing a shareholders' agreement regarding the shares of the listed company shall not present or vote more than one list even if through third parties or by means of trust companies. Each candidate shall present only one list subject to ineligibility.

The appointment of the statutory auditors shall occur according to the following criteria:

(i) two regular Auditors and one alternate Auditors shall be taken from the list which have obtained the highest number of votes (hereinafter "Majority List"), on the basis of the descending numerical order by means of which the candidates are listed;

(ii) a regular Auditor, which will be also the Chairman of the Board of the Statutory Auditors (hereinafter "Minority Statutory Auditor"), and one alternate Auditor (hereinafter "Alternate Minority Statutory Auditor") shall be taken from the second list which has obtained the highest number of votes and which shall not be connected in any manner with the shareholders who have presented or voted Majority List pursuant to applicable law (hereinafter "Minority List") on the basis of the descending numerical order by means of which the candidates are listed. In case of an equal number of votes among the lists, the list presented by the shareholders holding the major shareholding interests at the time of filing, or in second instance, the list presented by the shareholders who owned the major number of shareholders interests shall prevail.

If only one list is submitted, the shareholders' meeting shall vote on it and, if the same list obtains the majority of the voting persons, without including those abstaining from voting, all the candidates included in such list shall be appointed. In such case the Chairman of the Board of the Statutory Auditors shall be the first regular statutory auditor.

In the case no list is submitted or in case for any reason the number of candidates is not sufficient, the Statutory Auditors and eventually, if the case, the Chairman shall be appointed by the shareholders' meeting with the quorum provided by law.
If, for any reason, the Majority Statutory Auditors shall cease his office, such person will be substituted by the Alternate Statutory Auditors taken by the Majority List.
If, for any reason, the Minority Statutory Auditor shall cease his office, such person will be substituted by the Alternate Statutory Auditors taken by the Minority List.

When the shareholders' meeting is called to appoint new members of the Board of Statutory Auditors in substitution of statutory auditors appointed by the Minority List, if provided by applicable law, such resolution shall be approved with simple majority not including votes of the shareholders who, pursuant to the communications made in compliance with applicable law, own, even if indirectly or jointly with other shareholders who entered a shareholders agreement ex article 122 of the legislative decree no. 58/98, the majority of votes exercisable in the meeting as well as of the shareholders controlling, controlled or subject to joint control of the same shareholders. In any case the new Minority Statutory Auditor shall be appointed also as Chairman.
The Board of Statutory Auditors can meet by video or teleconference in accordance with the provisions of article 21, paragraph 4 of these By-Laws.

Article 28) - The accounting audit of the Company is performed by an independent auditor appointed by the general Meeting of stockholders, which shall serve for nine fiscal years until the date of the stockholder's meeting called to approve the financial statements of the ninth financial year following the appointment, and its fee is fixed by the general Meeting of stockholders.
The duties, responsibilities and obligations in connection with the appointment of the independent auditor are provided by law.
Article 29) - The activity performed by the independent auditor shall be recorded in a book kept at the principal place of business of the Company.

TITLE VI
FINANCIAL STATEMENTS AND PROFITS

Article 30) - The Company's fiscal year shall end on December 31 (thirty-one) of each year. At the end of each fiscal year the Board prepares the financial statements to be drafted in accordance with law provisions.
Upon approval of the financial statements, the shareholders' meeting resolves on the distribution of profits, in compliance with provisions of the law and consistently with the Company's needs.

The Board of Directors may resolve to make early distributions of dividends in the cases and according to the terms and conditions established by article 2433 bis of the Italian Civil Code and article 158 of Legislative Decree no. 58/1998.
Dividends which are not collected within five years from the day in which they become available shall prescribe in favor of the Company.
TITLE VII
WINDING UP - GENERAL PROVISIONS
Article 31) - In the event the Company winds-up, the extraordinary stockholders' meeting shall determine the winding up procedure and appoint and establish the powers of one or more liquidators.

Article 32) - The Company may, pursuant to article 1891 Civil Code, at its expense, obtain an insurance policy for the civil liability of Directors and Statutory Auditors, in all cases within articles 2392, 2393, 2393bis, 2394, 2395 and 2407 of the Civil Code, in the interest and on behalf of whom will hold such offices.
The Stockholders meeting will establish the primary insurance company which will provide the insurance policy and the limit of liability.
Article 33) - Current provisions of law and of regulations shall apply to any matters not expressly mentioned in these By-Laws.

Luxottica Headquarters and Registered Office•Via Cantù 2, 20123 Milan, Italy - Tel. + 39.02.863341 - Fax + 39.02.86996550

Deutsche Bank Trust Company Americas (ADR Depositary Bank)•60 Wall Street, New York, NY 10005 USA
Tel. + 1.212.250.9100 - Fax + 1.212.797.0327

LUXOTTICA SRL
AGORDO, BELLUNO - ITALY

 LUXOTTICA BELGIUM NV
BERCHEM - BELGIUM

 LUXOTTICA FASHION BRILLEN VERTRIEBS GMBH
HAAR - GERMANY

 LUXOTTICA FRANCE SAS
VALBONNE - FRANCE

 LUXOTTICA GOZLUK ENDUSTRI VE TICARET AS
CIGLI - IZMIR - TURKEY

 LUXOTTICA HELLAS AE
PALLINI - GREECE

 LUXOTTICA IBERICA SA
BARCELONA - SPAIN

 LUXOTTICA NEDERLAND BV
HEEMSTEDE - HOLLAND

 LUXOTTICA OPTICS LTD
TEL AVIV - ISRAEL

 LUXOTTICA POLAND SPZOO
KRAKÓW - POLAND

 LUXOTTICA PORTUGAL - COMERCIO DE OPTICA SA
LISBOA - PORTUGAL

 LUXOTTICA SWITZERLAND AG
URTENEN, SCHÖNBÜHL - SWITZERLAND

 LUXOTTICA CENTRAL EUROPE KFT
BUDAPEST - HUNGARY

 LUXOTTICA SOUTH EASTERN EUROPE LTD
NOVIGRAD - CROATIA

 LUXOTTICA TRADING AND FINANCE LIMITED
DUBLIN - IRELAND
LUXOTTICA ExTrA LTD
DUBLIN - IRELAND

 OAKLEY ICON LTD
DUBLIN - IRELAND

 LUXOTTICA NORDIC AB
STOCKHOLM - SWEDEN

 LUXOTTICA U.K. LTD
LONDON - UNITED KINGDOM

 SUNGLASS HUT (UK) LIMITED
LONDON (UK)

 LUXOTTICA VERTRIEBSGESELLSCHAFT MBH
KLOSTERNEUBURG - AUSTRIA

 AVANT-GARDE OPTICS, LLC
PORT WASHINGTON - NEW YORK (USA)

 LUXOTTICA U.S. HOLDINGS CORP.
PORT WASHINGTON - NEW YORK (USA)

 COLE VISION CORPORATION
MASON - OHIO (USA)

 PEARLE VISION, INC
MASON - OHIO (USA)

 LENSCRAFTERS, INC
MASON - OHIO (USA)

 EYEMED VISION CARE LLC
MASON - OHIO (USA)

 SUNGLASS HUT TRADING, LLC
MASON - OHIO (USA)

 OAKLEY, INC.
FOOTHILL RANCH - CALIFORNIA (USA)

 LUXOTTICA CANADA INC
TORONTO - CANADA
LUXOTTICA MEXICO SA DE CV
MEXICO CITY - MEXICO

 LUXOTTICA ARGENTINA SRL
BUENOS AIRES - ARGENTINA

 LUXOTTICA DO BRASIL LTDA
SÃO PAULO - BRASIL

 LUXOTTICA AUSTRALIA PTY LTD
MACQUAIRE PARK - NEW SOUTH WALES - AUSTRALIA

 OPSM GROUP PTY LIMITED
MACQUAIRE PARK - NEW SOUTH WALES - AUSTRALIA

 LUXOTTICA MIDDLE EAST FZE
DUBAI - UNITED ARAB EMIRATES

 MIRARI JAPAN CO LTD
TOKYO - JAPAN

 LUXOTTICA SOUTH AFRICA PTY LTD
JOHANNESBURG - SOUTH AFRICA

 RAYBAN SUN OPTICS INDIA LTD
BHIWADI - INDIA

 LUXOTTICA TRISTAR (DONGGUAN)
OPTICAL CO
DONG GUAN CITY, GUANGDONG - CHINA

 GUANGZHOU MING LONG OPTICAL
TECHNOLOGY CO. LTD
GUANGZHOU CITY - CHINA

 SPV ZETA OPTICAL TRADING (BEIJING) CO.
LTD
BEIJING - CHINA

 SPV ZETA OPTICAL COMMERCIAL AND TRADING (SHANGHAI) CO., LTD
SHANGHAI - CHINA

 LUXOTTICA KOREA LTD
SEOUL - KOREA

www.luxottica.com

QuickLinks

  Exhibit 15.1